UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported November 15, 2010)

Angeion Corporation
(Exact name of Registrant as Specified in its Charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

001-13543	41-1579150
(Commission File Number)	(I.R.S. Employer Identification No.)

350 Oak Grove Parkway Saint Paul, MN	55127-8599
(Address of principal executive offices)	(Zip Code)

651-484-4874
Registrant’s telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2010, Angeion Corporation (“Angeion” or the “Company”) announced that Rodney A. Young, President and Chief Executive Officer of Angeion since 2004, is stepping down as President and Chief Executive Officer, but will continue as an Angeion director and a consultant to the Company. Angeion also announced that its Board of Directors had implemented a succession plan, naming medical industry executive and Angeion board member, Philip I. Smith, 43, as President and Chief Executive Officer to succeed Mr. Young. Mr. Young will remain with Angeion in a transition period through December 31, 2010, and Mr. Smith will assume the President and Chief Executive Officer positions on January 1, 2011.

Mr. Smith has served as director of Angeion since 2006 and, during that time period has chaired the Angeion Strategy Committee and served on other Angeion committees, including the Compensation Committee. Mr. Smith became President and CEO of DGIMed Ortho, an early-stage medical device company in December of 2008. Prior to that, Mr. Smith served as Executive Vice President – Corporate Development for Vital Images, Inc. from September 2005 until August 2008. He served as Vital Images, Inc. Vice President-Marketing and Corporate Development from January 2004 until September 2005 and its Vice President-Corporate Development from February 2003 until January 2004. From April 2002 to November 2002, Mr. Smith served as President and Chief Executive Officer of Thermonix, a medical technology company. From April 2000 until April 2002, Mr. Smith was Vice President, Marketing and Corporate Development of Image-Guided Neurologics, Inc., a medical technology company. From August 1997 to February 2000, Mr. Smith was an investment banker with the medical technology group at US Bancorp Piper Jaffray. Before August 1997, Mr. Smith held senior sales positions at GE Medical Systems. Mr. Smith holds a bachelor of science in electrical engineering from the University of Florida, and a master of business administration from the Wharton School of the University of Pennsylvania.

Letter Agreement with Philip A. Smith

The Company has entered into an letter agreement with Mr. Smith. Under the terms of this letter agreement, Mr. Smith will receive base salary of $260,000. The Board has agreed to increase Mr. Smith’s salary by $10,000 at the end of six months and twelve months, assuming satisfactory performance by Mr. Smith. Mr. Smith will also have a bonus opportunity with target at 50% of his salary and a maximum of 100% of his salary, to be a combination of performance based corporate goals and personal goals developed by Mr. Smith together with the Angeion Compensation Committee and Board of Directors. Mr. Smith will also receive a one-time initial award of 25,000 shares of common stock vesting over a three-year period and an annual grant of performance-based stock up to 30,000 shares based upon satisfaction of performance criteria that will be established by the Compensation Committee and Board of Directors. A copy of the letter agreement is attached as Exhibit 10.1.

The Company also intends to enter into a change in control agreement with Mr. Smith to be effective when he commences employment with the Company. Under the terms of the change in control agreement, if Mr. Smith’s employment is terminated by Angeion without cause or by Mr. Smith for good reason within twelve months of a change in control, Mr. Smith would be entitled to twelve months of base salary, plus any unpaid but earned bonuses and additional medical and outplacement payments.

Mutual Separation and Transition Agreement with Rodney A. Young

The Company and Mr. Young entered into a Mutual Separation and Transition Agreement (“Agreement), a copy of which is attached as Exhibit 10.2. Under the terms of the Agreement,

•

Mr. Young will receive payments equal to his base salary of $314,600, payable bi-weekly over the next year, as required under the terms of Mr. Young’s Amended Employment Agreement dated as of October 31, 2007;

•

On February 1, 2011, Mr. Young will be paid a lump sum bonus payment of $180,000, which is approximately 57% of Mr. Young’s base salary, and will be in lieu of any bonus or incentive amounts that he otherwise would have been eligible to receive under the applicable Angeion bonus and incentive plans for the years ending October 31, 2010 and October 31, 2011;

•

The Company will also enter into a consulting agreement with Mr. Young under which he will serve as a consultant to the Company for a period beginning January 1, 2011 and continuing until June 30, 2012. Under the terms of the consulting agreement, Mr. Young agreed to extend his agreement not to compete with the Company for an additional one year after the term of the consulting agreement. In exchange for his services and the extended non-compete covenant, Mr. Young will receive a monthly payment of $6,000. A copy of the consulting agreement is attached as Exhibit 10.3.

•	The Company has agreed to provide a portion of Mr. Young’s health coverage for up to 24 months.

•

Mr. Young has also agreed to continue as a member of the Board of Directors of the Company and the Board indicated that it intends to nominate Mr. Young for election to serve as an Angeion director for an additional year at the 2011 Annual Meeting of Shareholders.

Item 9.01          Financial Statements and Exhibits:

Exhibit Number	Description

Exhibit 10.1	Letter Agreement between Angeion Corporation and with Philip I. Smith dated as of November 15, 2010

Exhibit 10.2	Mutual Separation and Transition Agreement between Angeion Corporation and Rodney A. Young dated as of November 15, 2010

Exhibit 10.3	Consulting Agreement between Angeion Corporation and Rodney A. Young to be entered as of January 1, 2011.

Exhibit 99.1	Angeion Corporation Press Release dated November 15, 2010 announcing management transition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGEION CORPORATION

Dated: November 18, 2010	By:	/s/ Mark W. Sheffert
Mark W. Sheffert, Chairman